Exhibit 3.15

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DAKOTA GROWERS PASTA COMPANY, INC.

FIRST:    The name of the corporation (which is hereinafter referred to as the ‘‘Corporation”) is Dakota Growers Pasta Company, Inc.

SECOND:    The name of the Corporation’s commercial registered agent in North Dakota is CT Corporation System.

THIRD:    The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of North Dakota, including, but not limited to, the manufacturing of food for human consumption from durum and other grain products, or engaging in any related activity or service in conjunction with the marketing, manufacturing, processing or utilization of grain, grain products, grain by-products or other agricultural products.

FOURTH:    The total number of shares of all classes which the- Corporation shall have the authority to issue is 10,000 common shares with a par value of $0.01 per share.

FIFTH:    Unless otherwise provided by the board of directors of the Corporation, no shareholder of the Corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class of the Corporation allotted or sold now or hereafter authorized. or to any obligations convertible into shares of the Corporation of any class, or any right of subscription to any part thereof.

SIXTH:    Each shareholder of the Corporation shall be entitled to one vote for each share of the Corporation held by such shareholder on all matters to be voted on by the shareholders of the Corporation. The shareholders of the Corporation shall not have cumulative voting rights.

SEVENTH:    Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by the shareholders who own shares having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

EIGHTH:    Any action required or permitted to be taken at a board meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present.

NINTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

TENTH:    The number of directors of the Corporation shall be fixed from time to time by the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

ELEVENTH:    To the fullest extent permitted by the Business Corporation Act of North Dakota, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duties as a director. If the Business Corporation Act of North Dakota is amended from time to time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of North Dakota, as so amended. Any repeal or modification of this Article Eleventh by the shareholders of the Corporation shall not adversely affect any right or protection as a director of the Corporation existing at the time of such repeal or modification.

TWELFTH:    Each person who is or was a director, officer or employee of the Corporation, or of any other enterprise at the requires of the Corporation, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the Business Corporation Act of North Dakota as it may be in effect from time to time. The indemnification provided for in this Article Twelfth shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

THIRTEENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.